Exhibit 10.1

FORM OF

EMPLOYMENT CONTINUATION AGREEMENT

AMENDED AND RESTATED

THIS AGREEMENT between Michael Baker Corporation, a Pennsylvania corporation (the “Company”), and                      (the “Executive”), dated effective as of this      day of             ,      (the “Effective Date”).

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Company employs the Executive in what it deems to be an important Company position;

WHEREAS, the Company and the Executive are parties to that certain Employment Continuation Agreement dated                      (the “Original Agreement”);

WHEREAS, the Company desires to implement certain changes to the Original Agreement, as the Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of stockholders;

WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to the Executive’s financial and job security;

WHEREAS, the Company desires to assure itself of the Executive’s services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of the position without undue distraction and to exercise judgment without bias due to personal circumstances;

WHEREAS, in order to accomplish the foregoing objectives, the Company desires to amend and restate the Original Agreement as set forth below to provide the Executive with certain rights and obligations upon the occurrence of a Change of Control or Potential Change of Control (as defined in Section 2);

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound, it is hereby agreed by and between the Company and the Executive that the Original Agreement is hereby amended and restated in its entirety as follows:

1. Operation of Agreement.

(a) Effective Date. This Agreement is effective upon the Effective Date; provided, however, if (i) the Term of this Agreement has ended prior to date on which a Change of Control occurs (the “CIC Date”), as provided in Section 13(c) hereof, or

(ii) Executive is not employed by the Company on the CIC Date, then except as provided in Section 1(c) this Agreement shall have no effect.

(b) Effect of Agreement on Rights of Executive. Notwithstanding anything in this Agreement to the contrary, the Executive and the Company acknowledge and agree that the employment of the Executive by the Company is “at will” and the Executive’s employment may be terminated by either the Executive or the Company for any reason and at any time prior to the CIC Date, in which case the Executive shall have no rights under this Agreement except as provided in Section 1(c).

(c) Termination of Employment Following a Potential Change of Control. Notwithstanding Sections 1(a) and 1(b), if (i) the Executive’s employment is terminated by the Company without Cause (as defined in Section 6(c)) or by the Executive with Good Reason (as defined in Section 6(d)) after the occurrence of a Potential Change of Control and prior to the occurrence of a Change of Control and (ii) a 409A Change of Control occurs within one year of such termination, the Executive shall be deemed, solely for purposes of determining the Executive’s rights under this Agreement, to have remained employed until the CIC Date and to have been terminated by the Company without Cause immediately after such date.

2. Definitions.

(a) Board. For purposes of this Agreement, “Board” shall mean the Board of Directors of the Company.

(b) Change of Control. For the purposes of this Agreement, a “Change of Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor rule thereto) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor rule thereto) of securities of the Company entitling such Person to 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Power”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute or cause a Change of Control: (A) any acquisition directly from the Company following which the members of the Board continue to be comprised of at least 51% of Continuing Directors, (B) any acquisition by the Company, or (C) any acquisition by any employee benefit plan, employee stock ownership plan (or any related trust for such plans) sponsored or maintained by the Company or by any corporation controlled by the Company; or

(ii) Completion of a tender offer to acquire securities of the Company entitling the holders thereof to 30% or more of the Voting Power of the Company, excepting any acquisitions specified in subsection (i), above, that do not constitute or cause a Change of Control; or

(iii) A successful solicitation subject to Rule 14a-11 under the Exchange Act relating to the election or removal of 50% or more of the members of the Board or any class thereof shall be made by any Person other than the Company or less than 51% of the members of the Board shall be Continuing Directors; or

(iv) The occurrence of a merger, consolidation, share exchange, division or sale or other disposition of all or substantially all of the Company’s assets, and as a result of which the shareholders of the Company immediately prior to such transaction do not hold, directly or indirectly, immediately following such transaction a majority of the Voting Power of (i) in the case of a merger or consolidation, the surviving or resulting company, (ii) in the case of a share exchange, the acquiring company, or (iii) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring company which, immediately following the transaction, holds more than 30% of the consolidated assets of the Company immediately prior to the transaction; or

(v) The addition of any members to the Board either in settlement of a proxy contest subject to Rule 14a-11 of the Exchange Act or who are not otherwise recommended for election by a vote of at least two-thirds of the Continuing Directors; or

(vi) A majority of the Board otherwise determines that a Change of Control shall have occurred.

(c) Continuing Directors. For purposes of this Agreement, “Continuing Directors” shall mean a director of the Company who either (i) was a director of the Company immediately prior to the CIC Date or (ii) is an individual whose election, or nomination for election, as a director of the Company was approved by a vote of at least two-thirds of the directors then still in office who were Continuing Directors (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company which would be subject to Rule 14a-11 under the Exchange Act).

(d) Potential Change of Control. For the purposes of this Agreement, a Potential Change of Control shall be deemed to have occurred if:

(i) a Person commences a tender offer (with adequate financing) for securities representing at least 20% of the Voting Power of the Company’s securities or announces or otherwise makes known a bona fide intent to commence such a tender offer, excepting any offers that, if completed, would result in an acquisition not constituting a Change of Control; or

(ii) the Company enters into an agreement the consummation of which would constitute a Change of Control; or

(iii) there is commenced a solicitation of proxies for the election of directors of the Company by anyone other than the Company which solicitation, if successful, would effect a Change of Control; or

(iv) any other event occurs which is deemed to be a Potential Change of Control by the Board in its reasonable determination after a consideration of relevant facts and circumstances.

(e) 409A Change of Control. For purposes of this Agreement, “409A Change of Control” shall mean a change in ownership or effective control of the Company or in the ownership of a substantial portion of its assets within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”) that also constitutes a Change of Control.

3. Employment Period. If Executive is employed on the CIC Date, the Executive shall then be employed by the Company commencing on the CIC Date and ending on the thirty-six month anniversary of the CIC Date (the “Employment Period”), subject to Section 6 of this Agreement.

4. Position and Duties.

(a) No Reduction in Position. During the Employment Period, the Executive’s position, including authority, responsibilities and status shall be at least commensurate with those held, exercised and assigned immediately prior to the CIC Date and the Executive’s title may not be reduced from                      or, if named as sole Chief Executive Officer, from Chief Executive Officer. It is understood that, for purposes of this Agreement, such position, authority, responsibilities, title and status shall not be regarded as not commensurate or reduced merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company and/or that the Executive ceases to hold such position, authority, responsibilities, status and title with a public company. The Executive’s services shall be performed at the location where the Executive was employed immediately preceding the CIC Date or any office or location within 35 miles from such location (or such other distance not in excess of 50 miles as shall be set forth in the Company’s relocation policy as in effect immediately prior to the CIC Date).

(b) Business Time. During the Employment Period, the Executive agrees to devote full attention during normal business hours to the business and affairs of the Company and to use his best efforts to perform faithfully and efficiently the responsibilities assigned to the Executive, except for periods of vacation and sick leave to which the Executive is entitled. It is expressly understood and agreed that the Executive’s continuing to serve on any boards and committees on which the Executive is serving or with which the Executive is otherwise associated immediately preceding the CIC Date shall not be deemed to interfere with the performance of the Executive’s services to the Company.

5. Compensation.

(a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any of its affiliated companies immediately prior to the CIC Date. The base salary may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof or any individual having authority to take such action in accordance with the Company’s regular practices. The Executive’s base salary, as it may be increased from time to time, shall hereafter be referred to as “Base Salary”.

(b) Annual Bonus. During the Employment Period, in addition to the Base Salary, for each full or partial fiscal year of the Company ending during the Employment Period, the Executive shall be afforded the opportunity to receive an annual bonus or partial bonus (measured pro rata based upon the actual number of days of Executive’s employment during the fiscal year in comparison to the total number of days in the fiscal year), as applicable, equal to 50% of Executive’s Base Salary, or such higher amount earned for the fiscal year ended immediately prior to the CIC Date, (the “Annual Bonus Opportunity”) and on other terms and conditions no less favorable to the Executive (taking into account reasonable changes in the Company’s goals and objectives) than the annual bonus opportunity that had been made available to the Executive for the fiscal year ended immediately prior to the CIC Date. Any amount payable in respect of the Annual Bonus Opportunity shall be paid pursuant to the Company’s normal practice and within 2 1/2 months following the year in which the amount is vested.

(c) Long-term Incentive Compensation Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs for key executives, including stock option or stock incentive plans, at a level that is commensurate with the Executive’s opportunity to participate in such plans immediately prior to the CIC Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter.

(d) Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, the Executive’s dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, vision, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company and its affiliated companies at a level that is commensurate with the Executive’s participation in such plans immediately prior to the CIC Date, or, if more favorable to the Executive, at the level made available to the Executive or other similarly situated officers at any time thereafter. All payments by the Company hereunder, except for payments for Accrued Obligations, as defined in Section 7(a), shall be taken into account (to the extent permitted by, and consistent with, law and the terms of the applicable plan document) in determining the amount of contributions to be made by or on behalf of the Executive under any tax-qualified defined contribution plan of the Company.

(e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect immediately prior to the CIC Date. Notwithstanding the foregoing, the Company shall apply the policies and procedures in effect after the CIC Date to the Executive, if such policies and procedures are more favorable to the Executive than those in effect immediately prior to the CIC Date. In no event, however, will any expense which is incurred in a particular year be reimbursed later than the end of the Executive’s taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year of the Executive shall not affect the amount of reimbursable expenses in a different taxable year and shall not be subject to liquidation or exchange for another benefit.

(f) Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available to the Executive immediately prior to the CIC Date, or, if more favorable to the Executive, at the level made available from time to time to the Executive or other similarly situated officers at any time thereafter.

(g) Indemnification. During and after the Employment Period, the Company shall indemnify the Executive and hold the Executive harmless from and against any claim, loss or cause of action arising from or out of the Executive’s performance as an officer, Director or employee of the Company or any of its subsidiaries or in any other capacity, including any fiduciary capacity, in which the Executive serves at the request of the Company to the maximum extent permitted by applicable law and the Company’s Articles of Incorporation and By-laws (the “Governing Documents”) and the Company shall maintain existing or comparable policies of insurance covering such matters, provided that in no event shall the protection afforded to the Executive hereunder be less than that afforded under the Governing Documents as in effect immediately prior to the CIC Date.

(h) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is at least commensurate with the foregoing provided to other similarly situated officers provided that such items shall be at least equivalent to those provided for the Executive immediately prior to the CIC Date.

6. Termination. The provisions of this Section 6 shall only apply in the event Executive’s employment is terminated following a Change of Control or Potential Change of Control.

(a) Death, Disability or Retirement. This Agreement shall terminate automatically upon the Executive’s death, termination due to permanent and total disability (“Disability”) within the meaning of section 409A(a)(2)(C) of the Code, or successor provision, or voluntary retirement under any of the Company’s retirement plans as in effect from time to time, provided that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(a).

(b) Voluntary Termination. The Executive may, upon not less than 30 days’ written notice to the Company, voluntarily terminate employment for any reason (including early retirement under the terms of any of the Company’s retirement plans as in effect from time to time), provided that any termination by the Executive pursuant to Section 6(d) on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).

(c) Cause. The Company may terminate the Executive’s employment for Cause. For purposes of this Agreement, “Cause” means (i) the Executive’s conviction of, or plea of nolo contendere to, a felony; (ii) an act or acts of dishonesty or gross misconduct on the Executive’s part which result or are intended to result in material damage to the Company’s business or reputation; (iii) the willful and continued failure by Executive to substantially perform the required duties with the Company (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or Disability or any actual or anticipated failure after the termination by Executive for Good Reason as defined in paragraph 6(d), below) after a written demand for substantial performance is delivered to

Executive by the Company, which demand specifically identifies the manner in which the Company believes that Executive has not substantially performed the required duties; or (iv) any conduct on the part of Executive contributing to, or any failure to correct known deficiencies directly or indirectly resulting in, financial restatements or irregularities.

(d) Good Reason. Following the occurrence of a Change of Control or Potential Change of Control, the Executive may terminate employment for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without the express written consent of the Executive, after the occurrence of a Change of Control or Potential Change of Control; provided, however, that the Executive must provide notice to the Company of any such act or failure to act within 90 days of the initial existence of such act or failure to act, and, if the Company remedies and corrects such act or failure to act during the period of 30 days following the Executive’s notice, such act or failure to act shall not constitute “Good Reason” under this Agreement:

(i) (A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive’s position, authority, responsibilities, title or status as contemplated by Section 4 of this Agreement, or (B) any other material adverse change in such position, responsibilities, authority, title or status, except for any changes contemplated by Section 4 of this Agreement, or any removal of the Executive from or any failure to re-elect the Executive to any position, except in connection with the termination of the Executive’s employment due to Cause, Disability, retirement, death or voluntary termination for reasons other than those set forth in this Section 6(d);

(ii) any failure by the Company to comply with any of the provisions of this Agreement;

(iii) any purported termination of the employment of the Executive by the Company which is not due to the Executive’s Disability, death, retirement, or termination for Cause in accordance with Section 6(c) or voluntary termination for reasons other than those set forth in this Section 6(d);

(iv) the relocation of the Executive’s principal place of employment to a location more than 35 miles (or such other distance not in excess of 50 miles as shall be set forth in the Company’s relocation policy as in effect immediately prior to the CIC Date) from the Executive’s principal place of employment immediately prior to the Change of Control or Potential Change of Control, or the Company’s requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the CIC Date; or

(v) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 12(b).

Notwithstanding the foregoing, in no event shall the mere occurrence of a Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

(e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(e). For purposes of this Agreement, a “Notice of Termination” means a written notice given, in the case of a termination for Cause, within 60 days of the Company’s having actual knowledge of the events giving rise to such termination, and in the case of a termination for Good Reason, within 90 days of the Executive’s having actual knowledge of the events giving rise to such termination, and which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 35 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.

(f) Date of Termination. For the purpose of this Agreement, the term “Date of Termination” means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive’s employment terminates during the Employment Period. For purposes of this Agreement, the term “termination” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Code.

7. Company Obligations on Termination during Employment Period.

(a) Death or Disability. If the Executive’s employment is terminated during the Employment Period by reason of the Executive’s death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representatives other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or the Executive’s beneficiary or estate) only the following: (i) the Executive’s full Base Salary through the Date of Termination (the “Earned Salary”), (ii) any vested amounts or benefits owing to the Executive under the Company’s otherwise applicable employee benefit plans and programs, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the “Accrued Obligations”), and (iii) any other benefits payable due to the Executive’s death or Disability under the Company’s plans, policies or programs (the “Additional Benefits”).

Any Earned Salary shall be paid in cash in a single lump sum on the next regularly scheduled payroll date following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

(b) Cause and Voluntary Termination. If, during the Employment Period, the Executive’s employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason following a Change of Control or Potential Change of Control), the Company shall pay the Executive only the following: (i) the

Earned Salary in cash in a single lump sum, on the next regularly scheduled payroll date following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement and giving effect to the reason for termination.

(c) Termination by the Company other than for Cause and Termination by the Executive for Good Reason.

(i) Lump Sum Payments. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, or the Executive terminates employment for Good Reason, the Company shall pay to the Executive only the following amounts:

(A) the Executive’s Earned Salary;

(B) a cash amount (the “Severance Amount”) equal to three times the sum of

(1)	the Executive’s annual Base Salary; and

(2)	a bonus equal to 50% of the Executive’s annual Base Salary or, if greater, the average of the bonuses payable to the Executive for the three fiscal years of the Company ending immediately prior to the CIC Date calculated by dividing (x) the total bonuses paid to the Executive for such three year period by (y) three;

reduced by the amounts set forth in the following paragraph; and

(C) the Accrued Obligations.

The Earned Salary shall be paid in cash in a single lump sum on the next regularly scheduled payroll date following the Date of Termination. The Severance Amount shall be reduced by any further salary payable to Executive for periods following termination of employment and any severance benefit or separation pay otherwise payable to the Executive, if any, whether payable under a Company employee benefit plan, including without limitation the Corporation’s Policy regarding Reductions in Force, employment agreement between Executive and the Company or otherwise (which payments shall be made under and pursuant to the terms of the relevant plan or agreement). Such reduced Severance Amount shall paid in cash in a lump sum 30 days following the date of termination; provided that if Executive is a Specified Employee under Section 409A of the Code on the termination of employment then such amount shall be paid on the first day following the six month anniversary of the Executive’s termination of employment; provided, further, if Executive’s employment was terminated prior to a Change of Control, the payment shall be payable upon the first business day following the six-month anniversary of the date of the 409A Change of Control. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement, provided that no taxable amounts may be paid prior to the first day following the six month anniversary of the Executive’s termination of employment if the Executive is a Specified Employee under Section 409A of the Code on the termination of employment and earlier payment thereof would cause any part of the benefits to be subject to additional taxes and interest under Section 409A of the Code.

(ii) Continuation of Benefits. If, during the Employment Period, the Company terminates the Executive’s employment other than for Cause, or the Executive terminates employment for Good Reason, the Executive (and, to the extent applicable, the Executive’s dependents) shall be entitled, after the Date of Termination until the earlier of (x) the thirty-six month anniversary of the Date of Termination (the “End Date”) and (y) the date the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer, to continue participation in all of the Company’s employee and executive welfare and fringe benefit plans (the “Benefit Plans”). The Executive’s participation in the Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date. To the extent any such benefits cannot be provided on a tax-favored basis under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit, without tax adjustment, under another plan or from the Company’s general assets, payable in a lump sum on the first day following the six month anniversary of the Executive’s termination of employment.

(d) Limit on Payments by the Company.

(i) Application of Section 7(d). In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any affiliated company (collectively, the “Covered Payments”), would be an “excess parachute payment” as defined in Section 280G of the Code and would thereby subject the Executive to the tax (the “Excise Tax”) imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 7(d) shall apply to determine the amounts payable to Executive pursuant to this Agreement.

(ii) Calculation of Benefits. Immediately following delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all termination benefits to which the Executive would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination, that could be paid without the Executive being subject to the Excise Tax.

(iii) Imposition of Payment Cap. If (A) the aggregate value of the Severance Amount, Accrued Obligations, and continuation of benefits to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Company exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax and (B) the Executive would receive a greater net-after-tax amount (taking into account all applicable taxes payable by the Executive, including any Excise Tax) by applying the limitation contained in this Section 7(d)(iii), then such amounts payable to the Executive under this Section 7 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the “Payment Cap”). In the event that Executive receives reduced payments and benefits pursuant to the previous sentence, the order in which they shall be reduced is the following: (i) cash severance payments under Section 7(c)(i); (ii) the rights to continued welfare and fringe benefits under Section 7(c)(ii); and (iii) the cash payment for legal fees and expenses under Section 10, in each case only to the extent that such reduction would eliminate or reduce the Excise Tax.

(iv) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(A) such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company’s independent certified public accountants appointed prior to the CIC Date or tax counsel selected by such accountants (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax,

(B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code, and

(C) the Executive’s covenants contained within Section 11 of this Agreement shall be valued and considered as reasonable compensation and/or services performed after the Change of Control for purposes of this calculation.

(v) For purposes of determining whether the Executive would receive a greater net-after-tax benefit were the amounts payable under this Agreement reduced in accordance with Paragraph 7(d)(iii), the Executive shall be deemed to pay:

(A) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and

(B) any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year;

provided, however, that the Executive may request that such determination be made based on the Executive’s individual tax circumstances, which shall govern such determination so long as the Executive provides to the Accountants such information and documents as the Accountants shall reasonably request to determine such individual circumstances.

(vi) In the event that the amounts paid to the Executive are reduced pursuant to this Section 7(d) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a “Final Determination”) that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the aggregate “parachute payments” within the meaning of Section 280G of the Code paid to the Executive or for the Executive’s benefit are in an amount that would result in the Executive’s being subject to an Excise Tax, then the Executive shall have an obligation to repay to the Company on the tenth day following the Final Determination the amount equal to such excess parachute payments, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive.

8. Non-Exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive, stock option or other plan or program provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its affiliated companies, including employment agreements or stock option agreements. Except as otherwise provided herein, amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

9. Full Settlement. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise, except as otherwise provided herein. In the event of a termination of the Executive’s employment by the Company other than for Cause or termination of employment by the Executive for Good Reason, the Executive shall have no duty to seek any other employment after termination of employment with the Company and the Company hereby waives and agrees not to raise or use any defense based on the position that the Executive had a duty to mitigate or reduce the amounts due to the Executive hereunder by seeking other employment whether suitable or unsuitable and should the Executive obtain other employment, then the only effect of such on the obligations of the Company hereunder shall be that the Company shall be entitled to credit against any payments which would otherwise be made pursuant to Section 7(c)(ii) hereof, any comparable payments to which the Executive is entitled under the employee and executive welfare benefit plans maintained by the Executive’s other employer or employers in connection with services to such employer or employers after termination of the Executive’s employment with the Company.

10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity,

enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive’s costs (or cause such costs to be paid) in so asserting, including, without limitation, reasonable attorneys’ fees and expenses, incurred for the period beginning upon the CIC Date and ending upon the Executive’s death. Such legal fees shall be reimbursed or paid on a monthly basis, payable on the first of each month, and all reimbursement payments with respect to expenses incurred within a particular year shall be made no later than the end of the Executive’s taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one taxable year of the Executive shall not affect the amount of reimbursable expenses in a different taxable year and such reimbursement shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, no such payments may be made to Executive until the first day following the six month anniversary of the Executive’s termination if the Executive is a Specified Employee under Section 409A of the Code upon termination of employment or, in the case where Executive’s employment was terminated prior to a Change of Control, the first business day following the six-month anniversary of the date of the 409A Change of Control.

11. Confidential Information; Company Property; Non-Competition; Non-Solicitation. For and in consideration of the salary and benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, the Executive agrees that:

(a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, (i) obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by the Executive). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(b) Company Property. Except as expressly provided herein or as mutually agreed in writing between the Executive and the Company, promptly following the Executive’s termination of employment, the Executive shall return to the Company all property of the Company and all copies thereof in the Executive’s possession or under the Executive’s control.

(c) Injunctive Relief and Other Remedies with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to confidentiality and Company property relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall (i) be entitled to pursue an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants and obligations contained in this Section 11 and (ii) have no further obligation to make any payments to the Executive hereunder following any final finding by a court or an arbitrator that the Executive has engaged in a material violation of the covenants and obligations contained in this Section 11. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. The Company may withhold amounts otherwise payable to the Executive and recoup amounts previously paid to the Executive under this Agreement following a final finding by a court or an arbitrator that Executive has engaged in a material violation of any of the provisions of the covenants and obligations contained herein.

(d) Non-Competition. While the Executive is employed by the Company and for a period of thirty-six (36) months after the date of Executive’s termination of employment with the Company for any reason Employee will not directly or indirectly, for himself or on behalf of any entity conducting business anywhere in the United States where the Company is conducting business: (i) act as an officer, manager, advisor, executive, controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or (iii) become employed by such an entity. Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. The Executive agrees that the covenants in this Section 11(d) are reasonable with respect to duration, geographical area and scope. Executive acknowledges that because of the regionally diverse nature of the Company’s business, this restriction will prevent the Executive from acting in any of the foregoing capacities for any competing entity wherever it may be operating or conducting business and that this scope is reasonable in light of the business of the Company.

(e) Non-Solicitation. While the Executive is employed by the Company and for a period of thirty-six (36) months following the termination of Executive’s employment with the Company for any reason Executive shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Executive approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Executive’s termination of employment from the Company; and (ii) any prospective customer of the Company who was identified to or by the Executive and/or who Executive was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Executive’s termination of employment from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers. While Executive is employed by the Company and for a period of thirty-six (36) months after the date of Executive’s termination of employment with the Company for any reason, Executive shall not (directly or indirectly) on his or her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee or consultant to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.

12. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives, including by will or the laws of descent and distribution.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13. Miscellaneous.

(a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, applied without reference to principles of conflict of laws.

(b) Arbitration. Except to the extent provided in Section 11(c), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in the City of Pittsburgh, Commonwealth of Pennsylvania, and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

(c) Amendments and Term. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The term of this Agreement (the “Term”) shall be the period commencing with the Effective Date and ending on the third anniversary of the Effective Date; provided that, on the first anniversary of the Effective Date and on each subsequent anniversary of the Effective Date (each, an “Extension Date”), the Term shall be automatically extended by twelve (12) months (so that on each such Extension Date, the Agreement will have a remaining Term of three (3) years), unless either the Executive or the Company gives the other party written notice at least one hundred eighty (180) days in advance of an Extension Date that such automatic renewal shall cease as of such next succeeding Extension Date. Unless otherwise provided in this Agreement or mutually agreed by the Company and the Executive, all of the terms and conditions of this Agreement shall continue in full force and effect throughout the Term and, with respect to those terms and conditions that apply after the Term, after the Term.

(d) Entire Agreement. Excepting any plans, agreements or arrangements specifically referred to in this Agreement and the Company’s equity and incentive plans and agreements, as may exist from time to time, this Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive’s employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.

(e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	at the home address of the Executive noted on the records of the Company

If to the Company:	Chairman of the Board
Michael Baker Corporation
Airside Business Park
100 Airside Drive
Moon Township, PA 15108

with a copy to:	Reed Smith LLP
Attn: Jeffrey G. Aromatorio, Esq.
225 Fifth Avenue, Suite 1200
Pittsburgh, PA 15222

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f) Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state, foreign, or local taxes or levies as shall be required to be withheld pursuant to any applicable law or regulation.

(g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. In the event that any of the provisions of Section 11(a), Section 11(c), Section 11(d) or Section 11(e) are not enforceable in accordance with its terms, the Executive and the Company agree that such Sections shall be reformed to make such Sections enforceable in a manner which provides the Company the maximum rights permitted at law.

(h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the Executive has hereunder set his hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year set forth below.

[CORPORATE SEAL]	MICHAEL BAKER CORPORATION

By: [Name]	By: Robert N. Bontempo
Title: Secretary	Title: Chairman of the Board of Directors

By: [Name]	By: Robert H. Foglesong
Title: Secretary	Title: Chairman of the Compensation
Committee of the Board of Directors

EXECUTIVE

Witnessed	[Name]

Date